CONTACT: RehabCare Group, Inc.
Jay W. Shreiner
Chief Financial Officer
Betty Cammarata, Dir-Investor Relations
Press: David Totaro, Senior Vice
President, Corporate Marketing &
Communications
(314) 863-7422 or
Financial Dynamics
Gordon McCoun/Theresa Kelleher
(212) 850-5600

FOR IMMEDIATE RELEASE

Wednesday, March 5, 2008

REHABCARE REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

•	Fourth quarter consolidated net earnings improve $3.0 million year-over-year to $5.1 million, or $0.29 earnings per diluted share
•	Contract Therapy operating earnings improve $5.3 million to $4.0 million, or 4 percent of revenue
•	Hospital performance impacted by start-up and infrastructure development costs, as expected
•	Full year 2007 consolidated net earnings increase 74 percent to $12.7 million or $0.73 earnings per diluted share and total debt is reduced $46.1 million, or 38 percent, during 2007
•	Late 2007 legislative changes expected to positively impact 2008 results

ST. LOUIS, MO, March 5, 2008--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and year ended December 31, 2007. Comparative results for the quarter and year follow.

	Quarter Ended		Year Ended
Amounts in millions, except per share data	December 31,		December 31,
	2007	2006	2007	2006
Consolidated Operating Revenues	$173.6	$182.2	$711.7	$614.8
Consolidated Operating Earnings (a)(b)	9.0	4.7	27.0	21.0
Consolidated Net Earnings (a)(b)(c)	5.1	2.1	12.7	7.3
Consolidated Diluted Earnings per Share	0.29	0.12	0.73	0.42

Contract Therapy Operating Revenues	99.4	103.4	400.8	331.6
Contract Therapy Operating Earnings (Loss)	4.0	(1.3)	6.0	(2.6)

HRS Inpatient Operating Revenues	28.9	32.0	121.1	130.8
HRS Outpatient Operating Revenues	9.9	11.8	43.0	49.0
HRS Operating Revenues	38.8	43.8	164.1	179.8
HRS Operating Earnings	6.0	7.3	22.9	23.7

Hospital Operating Revenues	25.7	23.7	103.1	77.1
Hospital Operating Earnings (Loss)(a)	(0.8)	-	(3.6)	0.6

Other Healthcare Services Operating Revenues	10.1	11.6	44.6	26.9
Other Healthcare Services Operating Earnings (Loss)	(0.2)	1.0	1.7	1.4

Equity in Net Income (Loss) of Affiliates (c)	0.1	-	0.3	(3.0)
(a)	Includes a pretax impairment charge on a Louisiana Specialty Hospital intangible asset of $4.9 million, or $0.17 per diluted share after tax, in the year ended December 31, 2007.
(b)	Includes a pretax impairment charge associated with internally developed software of $2.4 million, or $0.09 per diluted share after tax, for the quarter and year ended December 31, 2006.
(c)	Includes an after tax loss on RehabCare’s equity investment in InteliStaf of $2.8 million, or $0.16 per diluted share, for the year ended December 31, 2006.

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 2

“In 2007 we significantly increased our profitability, driven by improvement in performance for the Contract Therapy (CT) division, which achieved 4 percent operating earnings margin in the fourth quarter,” said John H. Short, Ph.D., president and chief executive officer. “This division made impressive strides in 2007, completing a significant integration in the second quarter, which involved training more than 400 former RehabWorks sites on our point-of-service technology, and achieving more than $12 million in annualized back office cost reductions. These accomplishments, which increased efficiency and reduced costs, are reflected in the division’s fourth quarter operating earnings performance, which improved $5.3 million over the year ago quarter.

“Fourth quarter revenue and earnings in our Hospital Rehabilitation Services (HRS) division continued to be impacted by a decline in operating units and flat same store volume due to continuing regulatory pressure. However, through strong expense management, we were able to minimize the impact of these challenges on operating earnings.”

Dr. Short continued, “Our ninth hospital, Central Texas Rehabilitation Hospital in Austin, received its Medicare certification late in the fourth quarter. The Hospital division’s start-up and ramp-up costs at this hospital as well as the division’s infrastructure development expenses impacted operating earnings. However, the fundamentals for this division remain strong and we will continue to invest in the necessary tools and resources to support aggressive growth.

“We also strengthened our balance sheet in 2007 by paying down more than $46 million in debt through significantly improved cash flow from operations compared to 2006. Lower days sales outstanding was a major contributor to lowering working capital and driving cash flow improvement.”

Financial Overview of Fourth Quarter

Consolidated net earnings were $5.1 million, or $0.29 per diluted share in the fourth quarter of 2007. These results were favorably impacted by a net $1.4 million reduction (or $0.05 per share after tax), in self insurance expenses, which reflects lower actuarial estimates for professional liability and workers compensation claims offset by higher actuarial estimates of health insurance claims. The effective tax rate in the fourth quarter of 2007 was 35.8 percent.

The Contract Therapy division’s operating revenues for the fourth quarter of 2007 decreased 3.9 percent to $99.4 million, compared to $103.4 million in the year ago quarter. A 13.6 percent reduction in the average number of locations operated was partially offset by same store revenue growth of 9.1 percent. At December 31, 2007, the division operated 1,064 locations compared to 1,197 locations at December 31, 2006. At year end 2007,

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 3

the Company had signed contracts for 21 new client locations that are scheduled to open during the first quarter of 2008.

The division’s operating earnings for the quarter were $4.0 million compared to an operating loss of $1.3 million in the prior year quarter. This was the third consecutive quarter of improving earnings for this division and the highest operating earnings ever generated. The $5.3 million year-over-year improvement in operating earnings was primarily due to increased same store revenues, improved therapist efficiencies, lower professional liability and workers compensation costs, and better leverage in selling, general and administrative costs through the reduction of duplicative costs following the Symphony acquisition.

The Hospital Rehabilitation Services division’s fourth quarter operating revenues decreased 11.5 percent to $38.8 million, compared to $43.8 million in the year ago quarter. At December 31, 2007, HRS operated 154 programs. The number of units operated was flat sequentially, but down compared to 172 programs at December 31, 2006. Compared to the year ago quarter, inpatient rehabilitation facilities (IRFs) decreased from 115 to 107. On a sequential basis, they declined from 108 to 107. The division had two IRF signings in the fourth quarter. At December 31, 2007, the pipeline of signed but unopened IRF contracts stands at four.

Inpatient operating revenues declined 9.7 percent year-over-year primarily as a result of a 10.0 percent decline in average units operated. Same store admissions decreased by 1.1 percent compared to the fourth quarter of 2006. The average 75% Rule compliance level for Inpatient in the fourth quarter was 67.8 percent. Outpatient operating revenues declined 16.4 percent, as a result of an 18.1 percent year-over-year decline in average units operated, partially offset by an increase in same store revenue of 4.8 percent.

Operating earnings for the division declined by $1.3 million to $6.0 million in the fourth quarter of 2007 compared to $7.3 million in the prior year quarter. Operating earnings were negatively impacted by fewer units in operation year-over-year, only partially offset by lower professional liability and workers compensation costs.

Net revenues in the Hospital division for the fourth quarter of 2007 increased 8.5 percent to $25.7 million, compared to $23.7 million in the year ago quarter. The division operates a total of nine hospitals, six of which are rehabilitation hospitals and three long-term acute care hospitals. The division’s most recent start-up, a majority owned joint venture inpatient rehabilitation hospital in Austin, Texas, became certified by Medicare in late November 2007. The increase in revenues in 2007 reflects a full quarter of operations for a rehabilitation hospital in Amarillo, Texas which opened in October 2006. Year-over-year same store revenues declined $0.4 million, or 1.9 percent.

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 4

The division incurred an operating loss of $0.8 million in the fourth quarter of 2007, compared to break-even in the prior year quarter. Excluding start-up and ramp-up costs, which were comparable in both quarters, operating earnings declined by $1.0 million year-over-year. The division incurred start-up costs of $0.8 million and ramp-up costs of $0.3 million in the fourth quarter of 2007 for the Austin, Texas rehabilitation hospital.

The division managed its rehab hospitals to an average 75% Rule compliance level of 63.6 percent during the quarter.

Balance Sheet

For the year ended December 31, 2007, the Company generated cash from operations of $52.0 million; paid down $46.1 million in long-term debt; and spent $10.0 million for capital expenditures, including $6.8 million in the Company’s Hospital division, primarily on developing joint ventures in Texas, Indiana, Missouri and Pennsylvania. The remaining $3.2 million of capital expenditures was principally related to information systems. Days sales outstanding improved to 71.8 at December 31, 2007 compared to 77.9 at December 31, 2006.

At December 31, the Company had approximately $10.3 million in cash and cash equivalents compared to $9.4 million at December 31, 2006. The Company had $68.5 million in outstanding debt under its revolving credit facility with a weighted average interest rate of approximately 6.2 percent. Total debt outstanding was $74.5 million at December 31, 2007 compared to $120.6 million at December 31, 2006.

Legislative Update

On December 29, 2007, the President signed into law the 2007 Medicare, Medicaid and SCHIP Extension Act (“the Extension Act”). Among other things, the law permanently sets the inpatient rehabilitation facility compliance threshold at 60%, while eliminating a market basket increase through 2009. The Company believes the adverse market basket impact to both our freestanding hospitals and HRS clients will be mitigated through higher patient volumes resulting from the freeze at 60%.

The Extension Act also extends the Part B Therapy Cap auto-exception process through June 30, 2008 and increases the 2007 Physician Fee Schedule by 0.5% through June 30, 2008.

Finally, the Extension Act eliminates the application of the so-called 25% Rule through December 31, 2010 for freestanding and grandfathered LTACHs and establishes a three year moratorium on the establishment of any new or satellite LTACH facility or any increases in bed capacity at existing LTACHs. The Company believes all of its previously announced LTACH joint ventures will not be subject to this moratorium.

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 5

Outlook

The Company will not be providing revenue and earnings per share guidance for 2008, but provides the following:

•

The Contract Therapy division expects to achieve a modest net increase in the number of units and operating earnings margins of 4.5 to 5.5 percent during 2008 driven by same store revenue growth and improved operating efficiencies.

•

The Hospital Rehabilitation Services division expects to experience a modest increase in units during 2008 and to achieve operating earnings margins of 12 to 15 percent. Same store discharges are expected to improve 3 to 5 percent as the division returns to a more stable operating environment following the recently enacted legislation.

•

The Hospital division expects EBITDA to be negatively impacted by start-up and ramp-up costs associated with four new majority owned joint venture hospitals planned for 2008. The five hospitals in operation for less than one year are expected to generate an EBITDA drag of $4.5 to $5.5 million during 2008. The impact of this drag on earnings per share will be partially offset by the respective minority partners’ shares of these costs. The eight hospitals that have been in operation for more than one year are expected to achieve 13 to 15 percent EBITDA margins before corporate overhead in 2008.

•

The Company expects capital expenditures of approximately $32 million of which $25.0 million relates to hospital strategic and maintenance capital and $7.0 million relates principally to information systems investments. The Company is expecting to receive approximately $5 million from our minority partners to fund their respective shares of each joint venture hospital’s capital expenditure and working capital requirements.

•

The Company expects strong consolidated net earnings growth for full year 2008, but expects its quarterly consolidated operating earnings to be uneven with all quarters impacted by hospital start-up/ramp-up costs. Additionally, while the Company expects to achieve operational improvements in the first quarter, these results will be dampened by the resumption of the normalized run rate costs associated with management incentive plans, health insurance, professional liability and workers compensation.

•	The Company expects its effective tax rate to approximate 39 percent for 2008.

Conclusion

Dr. Short concluded, “In 2007, our 25th anniversary as a company, we again demonstrated our ability to adapt, dedicating ourselves to driving efficiencies and productivity to improve profitability. In 2008, we are

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 6

focusing on growth in our CT and HRS divisions while continuing to develop our network of hospitals. Our HRS division has already opened three IRFs in the first quarter compared to seven for the full year 2007 and we have a growing pipeline of new business in both divisions.

“We remain confident that we can meet our operating earnings outlook for the CT division in 2008, given our performance over the last several quarters and the productivity initiatives we’re rolling out this year, including PatientPlus, our pay-for-performance incentive program.

“In our Hospital division, we’re primed for a very active year of development, with four hospitals in line to open in 2008. To support this growth, we have committed significant capital for hospital development and infrastructure improvements.

“And so, with a significantly improved regulatory environment and an upward momentum in earnings, if you liked us in 2007, you’ll love us in 2008.”

About RehabCare Group

Established in 1982 and headquartered in St. Louis, MO, RehabCare (www.rehabcare.com) is a leading provider of rehabilitation program management services in partnership with more than 1,200 hospitals and skilled nursing facilities in 42 states. The Company also operates freestanding rehabilitation hospitals and long-term acute care hospitals across the country. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.

A listen-only simulcast of RehabCare’s fourth quarter conference call will be available on the Company’s web site at www.rehabcare.com, under For Our Investors, Webcasts, and online at www.earnings.com, beginning at 10:00 Eastern time today. An online replay will be available until March 26, 2008. A telephonic replay of the call will be available beginning at approximately 1:00 P.M. Eastern time today and ending at midnight on March 26, 2008. The dial-in number for the replay is (630) 652-3041 and the access code is 20547761.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements as the Company cannot predict or control many of the factors that ultimately may affect the Company’s ability to achieve the results estimated. The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 7

I. Condensed Consolidated Statements of Earnings
(Unaudited; amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating revenues	$173,635	$182,247	$711,674	$614,793
Costs & expenses
Operating	139,741	150,140	578,180	497,694
Selling, general & administrative:
Divisions	11,350	11,360	45,520	42,413
Corporate	9,184	9,501	39,078	37,034
Depreciation & amortization	4,362	4,191	17,021	14,537
Impairment of intangible asset	—	2,351	4,906	2,351
Restructuring	—	—	—	(191)
Total costs & expenses	164,637	177,543	684,705	593,838

Operating earnings, net	8,998	4,704	26,969	20,955

Interest income	50	51	830	468

Interest expense	(1,709)	(2,462)	(8,362)	(5,499)

Other income (expense), net	80	1	37	(50)

Earnings before income taxes, equity in net income (loss) of affiliates and minority interests	7,419	2,294	19,474	15,874

Income taxes	(2,657)	(225)	(7,479)	(5,589)
Equity in net income (loss) of affiliates	119	(17)	287	(3,029)
Minority interests	220	11	377	24

Net earnings	$5,101	$2,063	$12,659	$7,280

Diluted earnings per share	$0.29	$0.12	$0.73	$0.42

Weighted average diluted shares	17,655	17,289	17,459	17,243

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 8

II. Condensed Consolidated Balance Sheets
(Amounts in thousands)

	Unaudited
	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$10,265	$9,430
Accounts receivable, net	135,194	153,688
Deferred tax assets	15,863	6,065
Other current assets	7,892	8,932
Total current assets	169,214	178,115

Property and equipment, net	29,705	31,833
Goodwill	168,517	167,440
Intangible assets	28,027	36,950
Investment in unconsolidated affiliate	4,701	3,295
Other assets	8,396	10,663
	$408,560	$428,296
Liabilities & Stockholders’ Equity
Current portion of long-term debt	$9,500	$5,559
Payables & accruals	79,429	86,574
Total current liabilities	88,929	92,133

Long-term debt, less current portion	65,000	115,000
Other non-current liabilities	9,342	10,298
Minority interest	1,267	86
Stockholders’ equity	244,022	210,779
	$408,560	$428,296

III. Condensed Consolidated Statements of Cash Flows
(Unaudited; amounts in thousands)
	Year Ended
	December 31,
	2007	2006

Net cash provided by operating activities	$52,009	$19,492
Net cash used in investing activities	(10,944)	(151,028)
Net cash (used in) provided by financing activities	(40,230)	112,863

Net increase (decrease) in cash and cash equivalents	835	(18,673)
Cash and cash equivalents at beginning of period	9,430	28,103
Cash and cash equivalents at end of period	$10,265	$9,430

Supplemental information:
Additions to property and equipment	$(9,989)	$(14,854)

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REHABCARE REPORTS FOURTH QUARTER 2007 RESULTS	Page 9

IV. Operating Statistics
(Unaudited; dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Contract Therapy
Operating revenues	$99,380	$103,422	$400,761	$331,603
Operating expenses	82,226	89,694	338,377	282,871
Division SG&A	5,678	6,164	23,308	21,826
Corporate SG&A	5,483	6,883	24,754	22,812
Depreciation and amortization	2,028	1,953	8,304	6,661
Operating earnings (loss)	$3,965	$(1,272)	$6,018	$(2,567)
Operating earnings margin	4.0%	-1.2%	1.5%	-0.8%

Average number of locations	1,081	1,251	1,125	1,018
End of period number of locations	1,064	1,197	1,064	1,197

Hospital Rehabilitation Services (HRS)
Operating revenues
Acute	$26,407	$29,493	$110,891	$121,065
Subacute	2,483	2,515	10,192	9,693
Total Inpatient	$28,890	$32,008	$121,083	$130,758
Outpatient	9,869	11,808	43,019	49,040
Total HRS	$38,759	$43,816	$164,102	$179,798
Operating expenses	26,894	30,268	115,706	126,604
Division SG&A	3,109	3,482	13,552	15,125
Corporate SG&A	1,815	1,534	7,847	9,668
Depreciation and amortization	949	1,229	4,104	4,740
Operating earnings	$5,992	$7,303	$22,893	$23,661
Operating earnings margin	15.5%	16.7%	14.0%	13.2%

Average number of programs
Acute	108	117	111	119
Subacute	14	19	16	18
Total Inpatient	122	136	127	137
Outpatient	32	39	35	41
Total HRS	154	175	162	178

End of period number of programs
Acute	107	115	107	115
Subacute	14	18	14	18
Total Inpatient	121	133	121	133
Outpatient	33	39	33	39
Total HRS	154	172	154	172

Acute patient days	124,390	139,647	518,245	565,341
Subacute patient days	33,843	31,371	134,928	134,387
Total patient days	158,233	171,018	653,173	699,728

Acute discharges	10,190	11,337	42,242	46,161
Subacute discharges	758	757	3,187	2,948
Total discharges	10,948	12,094	45,429	49,109

Outpatient visits (in thousands)	228	266	1,006	1,130

Hospitals
Operating revenues	$25,677	$23,672	$103,126	$77,101
Operating expenses	22,683	21,501	89,970	67,955
Division SG&A	1,013	482	2,959	1,983
Corporate SG&A	1,497	790	4,833	3,676
Depreciation and amortization	1,241	874	4,096	2,844
Impairment of intangible asset	-	-	4,906	-
Operating earnings (loss)	$(757)	$25	$(3,638)	$643
Operating earnings margin	-2.9%	0.1%	-3.5%	0.8%

End of period number of facilities	9	8	9	8
Patient days	22,988	21,503	93,283	69,453
Discharges	1,511	1,255	5,718	3,891

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